Exhibit (a)(1)(iv)
Form of Letter from the Fund to Shareholders
in Connection with the Fund’s Acceptance of Shares
WILLOW TREE CAPITAL CORPORATION
C/O State Street Bank and Trust Company
Attn: Willow Tree Capital Corporation
1776 Heritage Drive
JAB/3
North Quincy, MA 02171

[DATE]
[SHAREHOLDER NAME/ADDRESS]
Dear Shareholder:
This letter serves to inform you that Willow Tree Capital Corporation (the “Fund”) has received and accepted for purchase your tender of shares of common stock, par value $0.01 in the Fund.
In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by State Street Bank and Trust Company, the Fund’s transfer agent (the “Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares as of April 30, 2026.
If you have any questions, or if you wish to request a copy of your Note, please contact the Transfer Agent at WillowTreeBDCTA_INQ@statestreet.com, Attention: Willow Tree Capital Corporation.

Sincerely,

Willow Tree Capital Corporation